Matthew Rohrmann (Investor Contact):	(212) 940-3339;	investorrelations@axiscapital.com
Keith Trivitt (Media Contact):	(212) 715-3557;	keith.trivitt@axiscapital.com

AXIS CAPITAL REPORTS FOURTH QUARTER 2018 RESULTS

For the fourth quarter of 2018, the Company reports:

•	Net loss of $198 million, or $(2.37) per diluted common share and Ex-PGAAP operating loss of $139 million, or $(1.66) per diluted common share

•	Estimated pre-tax catastrophe and weather-related losses, net of reinsurance and reinstatement premiums, of $269 million, or 22.5 points, compared to $133 million, or 11.2 points, in the prior year

•	Book value per diluted common share of $49.93

For the year ended 2018, the Company reports:

•	Net income of $0.4 million, and Ex-PGAAP operating income of $209 million, or $2.49 per diluted common share

•	Estimated pre-tax catastrophe and weather-related losses, net of reinsurance and reinstatement premiums, of $430 million, or 9.0 points, compared to $835 million, or 20.4 points, in the prior year
Pembroke, Bermuda, January 30, 2019 - AXIS Capital Holdings Limited ("AXIS Capital" or the "Company") (NYSE: AXS) today reported net loss attributable to common shareholders for the fourth quarter of 2018 of $198 million, or $(2.37) per diluted common share, compared to net loss of $38 million, or $(0.46) per diluted common share, for the fourth quarter of 2017. Net income available to common shareholders for the year ended December 31, 2018 was $0.4 million, compared to net loss attributable to common shareholders of $416 million, or $(4.94) per diluted common share, for the same period in 2017.
Operating loss1 for the fourth quarter of 2018 was $148 million, or $(1.77) per diluted common share1, compared to operating income of $20 million, or $0.24 per diluted common share, for the fourth quarter of 2017. For the year ended December 31, 2018, AXIS Capital reported operating income of $161 million, or $1.92 per diluted common share, compared to an operating loss of $265 million, or $(3.15) per diluted common share for the same period in 2017.

1Operating income (loss) and operating income (loss) per diluted common share are non-GAAP financial measures as defined in SEC Regulation G. The reconciliations of non-GAAP measures to the most comparable GAAP financial measures (net income (loss) available (attributable) to common shareholders and earnings per diluted common share, respectively) and a discussion of the rationale for the presentation of these items is included later in this press release.
2Ex-PGAAP operating income (loss), ex-PGAAP operating income (loss) per diluted common share and ex-PGAAP return on average common equity ("ex-PGAAP operating ROACE") are non-GAAP financial measures as defined in SEC Regulation G. The reconciliation to the most comparable GAAP financial measures, (net income (loss) available (attributable) to common shareholders, earnings per diluted common share, and annualized return on average common equity, respectively) and a discussion of the rationale for the presentation of these items is included later in this press release.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Commenting on the fourth quarter 2018 financial results, Albert Benchimol, President and CEO of AXIS Capital, said:

“In 2018, we delivered improved full-year underwriting performance, both with and without cats. Following three quarters in which we achieved tangible progress toward delivering on our financial goals, however, heavy attritional property and catastrophe activity led to unsatisfactory results in the fourth quarter. Throughout the past year, we took a number of significant actions to strengthen our portfolio and, over the past few months, we’ve accelerated these initiatives. Additionally, we anticipate that recent improvements in pricing and market discipline will also have a positive impact on the pace of our improvements.
2018 was a year in which we made significant progress in advancing our strategy and in strengthening our business. We furthered our relevance and positioning in key markets, including transitioning our London operations to a leading position at Lloyd’s with the integration of Novae, and we scaled up a transformation program that is improving our efficiency and our agility in a rapidly evolving market.”

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Fourth Quarter Highlights3

•	Gross premiums written increased by $76 million, or 7%, with an increase of $66 million, or 8%, in the insurance segment and an increase of $10 million, or 4%, in the reinsurance segment.

•	Net premiums written increased by 3% to $753 million.

KEY RATIOS	Q4 2018	Q4 2017	Change
Current accident year loss ratio excluding catastrophe and weather-related losses	65.4%	62.8%	2.6	pts
Catastrophe and weather-related losses ratio	22.5%	11.2%	11.3	pts
Current accident year loss ratio	87.9%	74.0%	13.9	pts
Prior year reserve development	(3.3%)	(4.7%)	1.4	pts
Net loss and loss expense ratio	84.6%	69.3%	15.3	pts
Acquisition cost ratio	21.4%	19.4%	2.0	pts
General and administrative expense ratio	11.3%	12.0%	(0.7	pts)
Combined ratio	117.3%	100.7%	16.6	pts

•	Net favorable prior year reserve development of $40 million (Insurance $32 million; Reinsurance $7 million), compared to $57 million.

•
Underwriting loss included the recognition of premium attributable to the balance sheet of Novae Group plc ("Novae") at October 2, 2017 (the "closing date" or the "acquisition date"), without the recognition of the associated acquisition costs, which were written off at the closing date. The absence of $16 million and $33 million of acquisition expenses related to premiums earned in the fourth quarter of 2018 and 2017, respectively, benefited our acquisition cost ratio by 1.3 points and 2.7 points, respectively.

•
Amortization of value of business acquired ("VOBA") of $23 million and $50 million, recognized in the fourth quarter of 2018 and 2017, respectively. This expense impacted the Company's operating income, but was not included in the results of the Company's insurance and reinsurance segments.

•
Pre-tax cost savings of $17 million, $68 million on an annualized basis, related to the Company's transformation initiative and the integration of Novae recognized in the quarter. The Company has incurred cumulative pre-tax reorganization expenses of approximately $94 million since the third quarter of 2017.

•	Adjusted for dividends, book value per diluted common share decreased by $2.37, or 4%, compared to September 30, 2018.

3 All comparisons are with the same period of the prior year, unless otherwise stated.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Full Year Highlights3

•
Gross premiums written increased by $1,354 million, or 24%, to $6.9 billion, with an increase of 35% in the insurance segment, primarily attributable to the acquisition of Novae, and an increase of 14% in the reinsurance segment.

•
Adjusting for the impact of the Novae acquisition, gross premiums written increased by $331 million, with an increase of $60 million in the insurance segment, and an increase of $271 million in the reinsurance segment.

•	Net premiums written increased by 16% to $4.7 billion.

KEY RATIOS	2018	2017	Change
Current accident year loss ratio excluding catastrophe and weather-related losses	61.7%	63.7%	(2.0	pts)
Catastrophe and weather-related losses ratio	9.0%	20.4%	(11.4	pts)
Current accident year loss ratio	70.7%	84.1%	(13.4	pts)
Prior year reserve development	(4.1%)	(4.9%)	0.8	pts
Net loss and loss expense ratio	66.6%	79.2%	(12.6	pts)
Acquisition cost ratio	20.2%	19.9%	0.3	pts
General and administrative expense ratio	13.1%	14.0%	(0.9	pts)
Combined ratio	99.9%	113.1%	(13.2	pts)

•	Net favorable prior year reserve development of $200 million (Insurance $93 million; Reinsurance $107 million ), compared to $200 million.

•
Underwriting income included the recognition of premium attributable to Novae's balance sheet at October 2, 2017, without the recognition of the associated acquisition costs, which were written off at the closing date. The absence of $125 million and $33 million of acquisition expenses related to premiums earned in the years ended December 31, 2018 and 2017, respectively benefited our acquisition cost ratio by 2.6 and 0.7 points, respectively.

•
Amortization of VOBA of $172 million and $50 million recognized for the year ended December 31, 2018 and 2017, respectively. This expense impacted the Company's operating income, but was not included in the results of the Company's insurance and reinsurance segments.

•	Pre-tax cost savings of $58 million related to the Company's transformation initiative and the integration of Novae recognized over the past twelve months.

•	Adjusted for dividends, book value per diluted common share decreased by $2.38, or 4%, over the past twelve months.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Segment Highlights

Insurance Segment

	Three Months Ended December 31,
($ in thousands)	2018	2017	Change
Gross premiums written	$920,736	$854,311	7.8%
Net premiums written	576,606	515,826	11.8%
Net premiums earned	590,479	586,159	0.7%
Underwriting income (loss)	(36,914)	37,788	nm

Underwriting ratios:
Current accident year loss ratio excluding catastrophe and weather-related losses	62.4%	62.0%	0.4	pts
Catastrophe and weather-related losses ratio	15.6%	5.7%	9.9	pts
Current accident year loss ratio	78.0%	67.7%	10.3	pts
Prior period reserve development	(5.4%)	(4.2%)	(1.2	pts)
Net loss and loss expense ratio	72.6%	63.5%	9.1	pts
Acquisition cost ratio	18.5%	15.7%	2.8	pts
Underwriting-related general and administrative expense ratio	15.2%	14.7%	0.5	pts
Combined ratio	106.3%	93.9%	12.4	pts
nm - not meaningful

•	Gross premiums written increased by $66 million, or 8% (8% increase on a constant currency basis4), attributable to credit and political risk, liability, and professional lines driven by new business.

•
Net premiums written increased by 12% (11% on a constant currency basis) reflecting the increase in gross premiums written in the quarter, together with a decrease in premiums ceded in professional lines, partially offset by an increase in premiums ceded in liability lines.

•
The current accident year loss ratio excluding catastrophe and weather-related losses increased in the fourth quarter compared to the same period in 2017 primarily due to an increase in attritional loss experience in property lines.

•
Pre-tax catastrophe and weather-related losses were $92 million primarily attributable to Hurricane Michael and the California Wildfires this quarter, compared to $34 million in the same period in 2017.

•	Net favorable prior year loss reserve development was $32 million this quarter, compared to $25 million in the same period in 2017.

•	The acquisition cost ratio increased in the quarter due to changes in business mix.

•
Underwriting loss included the recognition of premium attributable to Novae's balance sheet at October 2, 2017, without the recognition of the associated acquisition costs, which were written off at the closing date. The absence of $16 million and $26 million of acquisition costs related to premiums earned in the fourth quarter of 2018 and 2017, respectively, benefited the acquisition cost ratio by 2.7 points and 4.4 points, respectively.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

	Year Ended December 31,
($ in thousands)	2018	2017	Change
Gross premiums written	$3,797,592	$2,814,918	34.9%
Net premiums written	2,324,747	1,775,825	30.9%
Net premiums earned	2,362,606	1,816,438	30.1%
Underwriting income (loss)	77,298	(241,642)	nm

Underwriting ratios:
Current accident year loss ratio excluding catastrophe and weather-related losses	58.5%	61.3%	(2.8	pts)
Catastrophe and weather-related losses ratio	8.7%	22.7%	(14.0	pts)
Current accident year loss ratio	67.2%	84.0%	(16.8	pts)
Prior period reserve development	(4.0%)	(3.3%)	(0.7	pts)
Net loss and loss expense ratio	63.2%	80.7%	(17.5	pts)
Acquisition cost ratio	16.9%	14.9%	2.0	pts
Underwriting-related general and administrative expense ratio	16.8%	17.9%	(1.1	pts)
Combined ratio	96.9%	113.5%	(16.6	pts)

•
Gross premiums written increased by $983 million, or 35%, which included an increase of $923 million attributable to property, marine, professional lines, and credit and political risk lines associated with the acquisition of Novae. Excluding the impact of the acquisition of Novae, gross premiums written increased by 2% (2% on a constant currency basis) due to increases in professional lines and liability lines driven by new business, partially offset by a decrease in property, marine, and accident and health lines. The decreases were attributable to property lines due to our exit from onshore energy business in the fourth quarter of 2017, together with non-renewals in marine, and accident and health lines.

•
Net premiums written increased by $549 million or 31%. Excluding the impact of the acquisition of Novae, net premiums written decreased by 4% (5% on a constant currency basis) due to an increase in premiums ceded in property, liability, and professional lines, partially offset by the increase in gross premiums written in the year.

•
Underwriting income increased in the twelve months ended December 31, 2018, principally associated with an increase in net premiums earned, a decrease in catastrophe and weather-related losses, a decrease in the current accident year loss ratio excluding catastrophe and weather-related losses, an increase in net favorable prior year development and a decrease in the general and administrative expense ratio, partially offset by an increase in the acquisition cost ratio.

•
Underwriting income included the recognition of premium attributable to Novae's balance sheet at October 2, 2017, without the recognition of the associated acquisition costs, which were written off at the closing date. The absence of $121 million and $26 million of acquisition costs related to premiums earned in the years ended December 31, 2018 and 2017, respectively, benefited the acquisition cost ratio by 5.1 and 1.4 points, respectively.

4Amounts presented on a constant currency basis are non-GAAP financial measures as defined in SEC Regulation G. The constant currency basis is calculated by applying the average foreign exchange rate from the current year to prior year amounts. The reconciliations to the most comparable GAAP financial measures are provided in this release, as is a discussion of the rationale for the presentation of these items.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Reinsurance Segment

	Three Months Ended December 31,
($ in thousands)	2018	2017	Change
Gross premiums written	$252,002	$242,190	4.1%
Net premiums written	176,092	213,598	(17.6)%
Net premiums earned	623,990	625,336	(0.2)%
Underwriting income (loss)	(157,750)	(11,658)	nm

Underwriting ratios:
Current accident year loss ratio excluding catastrophe and weather-related losses	68.3%	63.6%	4.7	pts
Catastrophe and weather-related losses ratio	28.8%	16.3%	12.5	pts
Current accident year loss ratio	97.1%	79.9%	17.2	pts
Prior period reserve development	(1.1%)	(5.1%)	4.0	pts
Net loss and loss expense ratio	96.0%	74.8%	21.2	pts
Acquisition cost ratio	24.1%	22.8%	1.3	pts
Underwriting-related general and administrative expense ratio	3.9%	4.4%	(0.5	pts)
Combined ratio	124.0%	102.0%	22.0	pts

•
Gross premiums written increased by $10 million, or 4% (5% on a constant currency basis) attributable to catastrophe, and accident and health lines, partially offset by decreases in professional lines and property lines. The increase in catastrophe lines was largely due to reinstatements premiums and the increase in accident and health lines was due to new business, partially offset by a timing difference. The decrease in property lines was driven by premium adjustments and the decrease in professional lines was driven by the restructuring of a significant treaty.

•
Net premiums written decreased by $38 million, or 18% (16% on a constant currency basis) due to an increase in premiums ceded in catastrophe, accident and health, credit and surety, and liability lines, partially offset by the increase in gross premiums written in the quarter.

•
The current accident year loss ratio excluding catastrophe and weather-related losses increased in the fourth quarter compared to the same period in 2017, primarily due to an increase in mid-size and attritional loss experience in property lines, partially offset by favorable impact of rate increases in U.K. non-proportional motor business.

•
Pre-tax catastrophe and weather-related losses were $177 million primarily attributable to Hurricane Michael and the California Wildfires this quarter, compared to $99 million reported during the same period in 2017.

•	Net favorable prior year reserve development was $7 million this quarter compared to $32 million in the fourth quarter of 2017.

•	The acquisition cost ratio increased due the impact of retrocessional contracts, partially offset by favorable changes in business mix.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

•
The general administrative expense ratio decreased in the quarter, largely attributable to benefits related to arrangements with strategic capital partners, partially offset by an increase in the allocation of corporate expenses.

•
Underwriting loss included the recognition of premium attributable to Novae's balance sheet at October 2, 2017, without the recognition of the associated acquisition costs, which were written off at the closing date. The absence of $7 million of acquisition costs related to premiums earned in the fourth quarter of 2017 benefited the acquisition cost ratio by 1.1 points.

	Year Ended December 31,
($ in thousands)	2018	2017	Change
Gross premiums written	$3,112,473	$2,741,355	13.5%
Net premiums written	2,334,215	2,251,318	3.7%
Net premiums earned	2,428,889	2,332,322	4.1%
Underwriting income (loss)	46,529	(171,684)	nm

Underwriting ratios:
Current accident year loss ratio excluding catastrophe and weather-related losses	64.8%	65.6%	(0.8	pts)
Catastrophe and weather-related losses ratio	9.4%	18.5%	(9.1	pts)
Current accident year loss ratio	74.2%	84.1%	(9.9	pts)
Prior period reserve development	(4.4%)	(6.0%)	1.6	pts
Net loss and loss expense ratio	69.8%	78.1%	(8.3	pts)
Acquisition cost ratio	23.5%	23.7%	(0.2	pts)
Underwriting-related general and administrative expense ratio	5.1%	5.3%	(0.2	pts)
Combined ratio	98.4%	107.1%	(8.7	pts)

•
Gross premiums written increased by $371 million, or 14%, which included an increase of $100 million attributable to catastrophe, and marine and aviation lines associated with the acquisition of Novae. Excluding the impact of the acquisition of Novae, gross premiums written increased by $271 million, or 10% (7% on a constant currency basis), attributable to credit and surety, motor, accident and health, and catastrophe lines. The increase in credit and surety lines was largely due to timing differences, together with the favorable impact of foreign exchange rate movements, favorable premiums adjustments, and new business. The increase in motor was largely due to new business and timing differences, together with the favorable impact of rate increases in U.K. non-proportional motor business following the reduction in the Ogden Rate during the first quarter of 2017. The increase in accident and health was largely due to new business, partially offset by premium adjustments. The increase in catastrophe lines was largely due to new business, increased line sizes on a number of treaties, and favorable rate increases, partially offset by a lower level of premiums written on a multi-year basis.

•
Net premiums written increased by $83 million, or 4%. Excluding the impact of the acquisition of Novae, net premiums written increased by $11 million or 1% (decreased by 3% on a constant currency basis) reflecting the increase in gross premiums written in the year, partially offset by an increase in premiums ceded in accident and health, catastrophe, credit and surety, and liability lines.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

•
Underwriting income increased in the year ended December 31, 2018, principally associated with an increase in net premiums earned, a decrease in catastrophe and weather-related losses, and a decrease in the current accident year loss ratio excluding catastrophe and weather-related losses, partially offset by a decrease in net favorable prior year development.

•
Underwriting income included the recognition of premium attributable to Novae's balance sheet at October 2, 2017, without the recognition of the associated acquisition costs, which were written off at the closing date. The absence of $4 million and $7 million of acquisition costs related to premiums earned in the years ended December 31, 2018 and 2017, respectively, benefited the acquisition cost ratio by 0.1 and 0.3 points, respectively.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Investments

Net investment income of $113 million for the quarter represents an increase of $12 million from the fourth quarter of 2017, and a decrease of $1 million from the third quarter of 2018 due to changes in fair values of our alternative investments ("Other investments"). Net realized and unrealized investment losses recognized in net income for the quarter were $73 million, compared to $43 million of net realized investment gains in the fourth quarter of 2017 and $18 million of net realized and unrealized investment losses in the third quarter of 2018.

Pre-tax total return on cash and investments5 was 0.2% including foreign exchange movements (0.3% excluding foreign exchange movements6), as net investment income generated in the quarter was offset by net realized investments losses arising from the sale of fixed maturity securities and the decrease in the fair value of equity securities. The prior year period pre-tax total return was 0.6% including foreign exchange movements (0.5% excluding foreign exchange movements). Our fixed income portfolio book yield at December 31, 2018 was 3.1%, while the market yield was 3.6%.
Capitalization / Shareholders’ Equity

Total capital7 at December 31, 2018 was $6.4 billion, including $1.3 billion of senior notes and notes payable and $775 million of preferred equity, compared to $6.7 billion at December 31, 2017. The decrease in total capital is attributable to an increase in unrealized investment losses reported in other comprehensive income, following a decrease in the market value of our fixed income portfolio, and common share dividends declared.

Book value per diluted common share, calculated on a treasury stock basis, declined by $2.77 in the current quarter, and by $3.95 over the past twelve months, to $49.93. The decrease in the quarter was primarily driven by the net loss generated in the quarter and common share dividends declared. The decrease over the past twelve months was driven by unrealized investment losses reported in other comprehensive income, and common share dividends declared.

During the fourth quarter of 2018, the Company declared dividends of $0.40 per common share, with total dividends declared of $1.57 per common share over the past twelve months. Adjusted for dividends declared, the book value per diluted common share decreased by $2.37, or 4%, for the quarter and decreased by $2.38, or 4%, over the past twelve months.

5 Pre-tax total return on cash and investments includes net investment income (loss), net investment gains (losses), interest in income (loss) of equity method investments and change in unrealized investment gains (losses) generated by average cash and investment balances. Total cash and invested assets represents the total cash, fixed maturity securities, equity securities, mortgage loans, other investments, equity method investments, short-term investments, accrued interest receivable and net receivable (payable) for investments sold (purchased).
6 Pre-tax total return on cash and investments excluding foreign exchange movements is a non-GAAP financial measure as defined in SEC Regulation G. The reconciliation to pre-tax total return on cash and investments, the most comparable GAAP financial measure, also included foreign exchange gains (losses) of $(20)m and $18m for the three months ended December 31, 2018 and 2017, respectively.
7Total capital represents the sum of total shareholders' equity and our senior notes payable and debt.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Conference Call

We will host a conference call on Thursday, January 31, 2019 at 9:30 AM (EST) to discuss the fourth quarter and year-end financial results and related matters. The teleconference can be accessed by dialing (888) 317-6003 (U.S. callers) or (412) 317-6061 (international callers) approximately ten minutes in advance of the call and entering the passcode 1263927. A live, listen-only webcast of the call will also be available via the Investor Information section of our website at www.axiscapital.com. A replay of the teleconference will be available for two weeks by dialing (877) 344-7529 (U.S. callers) or (412) 317-0088 (international callers) and entering the passcode 10127972. The webcast will be archived in the Investor Information section of our website.

In addition, a financial supplement relating to our financial results for the quarter ended December 31, 2018 is available in the Investor Information section of the Company's website.

About AXIS Capital
AXIS Capital is a global provider of specialty lines insurance and treaty reinsurance with shareholders’ equity at December 31, 2018 of $5.0 billion and locations in Bermuda, the United States, Europe, Singapore, Middle East, Canada, and Latin America. Its operating subsidiaries have been assigned a rating of “A+” (“Strong”) by Standard & Poor’s and “A+” (“Superior”) by A.M. Best. For more information about AXIS Capital, visit our website at www.axiscapital.com.

Website and Social Media Disclosure
We use our website (www.axiscapital.com) and our corporate Twitter (@AXIS_Capital) and LinkedIn (AXIS Capital) accounts as channels of distribution of Company information.  The information we post through these channels may be deemed material.  Accordingly, investors should monitor these channels, in addition to following our press releases, SEC filings and public conference calls and webcasts.  In addition, you may automatically receive e-mail alerts and other information about AXIS Capital when you enroll your e-mail address by visiting the “E-mail Alerts” in the Investor Information section of our website (www.axiscapital.com). The contents of our website and social media channels are not, however, a part of this press release.

Please be sure to follow AXIS Capital on LinkedIn.

LinkedIn: http://bit.ly/2kRYbZ5

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2018 (UNAUDITED) AND DECEMBER 31, 2017

	2018	2017

	(in thousands)
Assets
Investments:
Fixed maturities, available for sale, at fair value	$11,435,347	$12,622,006
Equity securities, at fair value	381,633	635,511
Mortgage loans, held for investment, at amortized cost and fair value	298,650	325,062
Other investments, at fair value	787,787	1,009,373
Equity method investments	108,103	108,597
Short-term investments, at amortized cost and fair value	144,040	83,661
Total investments	13,155,560	14,784,210
Cash and cash equivalents	1,232,814	948,626
Restricted cash and cash equivalents	597,206	415,160
Accrued interest receivable	80,335	81,223
Insurance and reinsurance premium balances receivable	3,007,296	3,012,419
Reinsurance recoverable on unpaid losses	3,501,669	3,159,514
Reinsurance recoverable on paid losses	280,233	179,326
Deferred acquisition costs	566,622	474,061
Prepaid reinsurance premiums	1,013,573	809,274
Receivable for investments sold	32,627	11,621
Goodwill	102,003	102,003
Intangible assets	241,568	257,987
Value of business acquired	35,714	206,838
Other assets	285,346	317,915
Total assets	$24,132,566	$24,760,177

Liabilities
Reserve for losses and loss expenses	$12,280,769	$12,997,553
Unearned premiums	3,635,758	3,641,399
Insurance and reinsurance balances payable	1,338,991	899,064
Senior notes and notes payable	1,341,961	1,376,529
Payable for investments purchased	111,838	100,589
Other liabilities	393,178	403,779
Total liabilities	19,102,495	19,418,913

Shareholders' equity
Preferred shares	775,000	775,000
Common shares	2,206	2,206
Additional paid-in capital	2,308,583	2,299,166
Accumulated other comprehensive income (loss)	(177,110)	92,382
Retained earnings	5,912,812	5,979,666
Treasury shares, at cost	(3,791,420)	(3,807,156)
Total shareholders' equity	5,030,071	5,341,264

Total liabilities and shareholders' equity	$24,132,566	$24,760,177

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE QUARTERS AND YEARS ENDED DECEMBER 31, 2018 AND 2017

	Quarters ended		Years ended
	2018	2017	2018	2017
	(Unaudited)	(Unaudited)	(Unaudited)

	(in thousands, except per share amounts)
Revenues
Net premiums earned	$1,214,469	$1,211,495	$4,791,495	$4,148,760
Net investment income	113,128	100,908	438,507	400,805
Net investment gains (losses)	(72,667)	43,038	(150,218)	28,226
Other insurance related income (losses)	(8,189)	3,180	10,622	(1,240)
Bargain purchase gain	—	—	—	15,044
Total revenues	1,246,741	1,358,621	5,090,406	4,591,595

Expenses
Net losses and loss expenses	1,027,343	840,132	3,190,287	3,287,772
Acquisition costs	259,308	234,713	968,835	823,591
General and administrative expenses	137,445	145,723	627,389	579,428
Foreign exchange losses (gains)	(31,232)	44,644	(29,165)	134,737
Interest expense and financing costs	16,675	16,434	67,432	54,811
Transaction and reorganization expenses	18,815	20,748	66,940	26,718
Amortization of value of business acquired	22,797	50,104	172,332	50,104
Amortization of intangible assets	5,251	2,543	13,814	2,543
Total expenses	1,456,402	1,355,041	5,077,864	4,959,704

Income (loss) before income taxes and interest in income (loss) of equity method investments	(209,661)	3,580	12,542	(368,109)
Income tax (expense) benefit	25,921	(31,005)	29,486	7,542
Interest in income (loss) of equity method investments	(4,052)	—	993	(8,402)
Net income (loss)	(187,792)	(27,425)	43,021	(368,969)
Preferred share dividends	10,656	10,656	42,625	46,810
Net income (loss) available (attributable) to common shareholders	$(198,448)	$(38,081)	$396	$(415,779)

Per share data
Earnings (loss) per common share:
Earnings (loss) common share	$(2.37)	$(0.46)	$—	$(4.94)
Earnings (loss) per diluted common share	$(2.37)	$(0.46)	$—	$(4.94)
Weighted average common shares outstanding	83,582	83,160	83,501	84,108
Weighted average diluted common shares outstanding	83,582	83,160	84,007	84,108
Cash dividends declared per common share	$0.40	$0.39	$1.57	$1.53

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED
CONSOLIDATED SEGMENTAL DATA (UNAUDITED)
FOR THE QUARTERS ENDED DECEMBER 31, 2018 AND 2017

	2018			2017
	Insurance	Reinsurance	Total	Insurance	Reinsurance	Total

	(in thousands)
Gross premiums written	$920,736	$252,002	$1,172,738	$854,311	$242,190	$1,096,501
Net premiums written	576,606	176,092	752,698	515,826	213,598	729,424
Net premiums earned	590,479	623,990	1,214,469	586,159	625,336	1,211,495
Other insurance related income (losses)	101	(8,290)	(8,189)	2,091	1,089	3,180
Net losses and loss expenses	(428,525)	(598,818)	(1,027,343)	(372,191)	(467,941)	(840,132)
Acquisition costs	(109,111)	(150,197)	(259,308)	(92,293)	(142,420)	(234,713)
Underwriting-related general and
administrative expenses(8)	(89,858)	(24,435)	(114,293)	(85,978)	(27,722)	(113,700)
Underwriting income (loss)(9)	$(36,914)	$(157,750)	(194,664)	$37,788	$(11,658)	26,130

Corporate expenses(8)			(23,152)			(32,023)
Net investment income			113,128			100,908
Net investment gains (losses)			(72,667)			43,038
Foreign exchange (losses) gains			31,232			(44,644)
Interest expense and financing costs			(16,675)			(16,434)
Transaction and reorganization expenses			(18,815)			(20,748)
Amortization of value of business acquired			(22,797)			(50,104)
Amortization of intangible assets			(5,251)			(2,543)
Income (loss) before income taxes and interest in income (loss) of equity method investments			$(209,661)			$3,580

Net loss and loss expense ratio	72.6%	96.0%	84.6%	63.5%	74.8%	69.3%
Acquisition cost ratio	18.5%	24.1%	21.4%	15.7%	22.8%	19.4%
General and administrative
expense ratio	15.2%	3.9%	11.3%	14.7%	4.4%	12.0%
Combined ratio	106.3%	124.0%	117.3%	93.9%	102.0%	100.7%
8Underwriting-related general and administrative expenses is a non-GAAP financial measure as defined in SEC Regulation G. The reconciliation to total general and administrative expenses, the most comparable GAAP financial measure, also included corporate expenses of $23 million and $32 million for the three months ended December 31, 2018 and 2017, respectively. Underwriting-related general and administrative expenses and corporate expenses are included in the general and administrative expense ratio.
9Consolidated underwriting income (loss) is a non-GAAP financial measure as defined in SEC Regulation G. The reconciliation to income (loss) before income taxes and interest in income (loss) of equity method investments, the most comparable GAAP measure, is presented above.

During the three months ended March 31, 2018, the Company realigned its accident and health business by integrating this business and its operations into the Company's insurance and reinsurance operations. Financial results relating to this business were previously included in the results of the insurance segment. As a result of the realignment accident and health results are included in the results of both the insurance and reinsurance segments of the Company, with effect from January 1, 2018. The results are inclusive of underwriting-related general and administrative expenses attributable to the Company’s accident and health business. In addition, to facilitate comparison of information across periods, certain reclassifications have been made to prior year amounts to conform to the current year's presentation. These reclassifications did not impact results of operations, financial condition or liquidity.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED
CONSOLIDATED SEGMENTAL DATA
FOR THE YEARS ENDED DECEMBER 31, 2018 (UNAUDITED) AND 2017

	2018			2017
	Insurance	Reinsurance	Total	Insurance	Reinsurance	Total

	(in thousands)
Gross premiums written	$3,797,592	$3,112,473	$6,910,065	$2,814,918	$2,741,355	$5,556,273
Net premiums written	2,324,747	2,334,215	4,658,962	1,775,825	2,251,318	4,027,143
Net premiums earned	2,362,606	2,428,889	4,791,495	1,816,438	2,332,322	4,148,760
Other insurance related income (losses)	3,460	7,162	10,622	2,944	(4,184)	(1,240)
Net losses and loss expenses	(1,494,323)	(1,695,964)	(3,190,287)	(1,465,427)	(1,822,345)	(3,287,772)
Acquisition costs	(399,193)	(569,642)	(968,835)	(270,229)	(553,362)	(823,591)
Underwriting-related general and
administrative expenses(10)	(395,252)	(123,916)	(519,168)	(325,368)	(124,115)	(449,483)
Underwriting income (loss)(11)	$77,298	$46,529	123,827	$(241,642)	$(171,684)	(413,326)

Corporate expenses(10)			(108,221)			(129,945)
Net investment income			438,507			400,805
Net investment gains (losses)			(150,218)			28,226
Bargain purchase gain			—			15,044
Foreign exchange (losses) gains			29,165			(134,737)
Interest expense and financing costs			(67,432)			(54,811)
Transaction and reorganization expenses			(66,940)			(26,718)
Amortization of value of business acquired			(172,332)			(50,104)
Amortization of intangible assets			(13,814)			(2,543)
Income (loss) before income taxes and interest in income (loss) of equity method investments			$12,542			$(368,109)

Net loss and loss expense ratio	63.2%	69.8%	66.6%	80.7%	78.1%	79.2%
Acquisition cost ratio	16.9%	23.5%	20.2%	14.9%	23.7%	19.9%
General and administrative
expense ratio	16.8%	5.1%	13.1%	17.9%	5.3%	14.0%
Combined ratio	96.9%	98.4%	99.9%	113.5%	107.1%	113.1%
10Underwriting-related general and administrative expenses is a non-GAAP financial measure as defined in SEC Regulation G. The reconciliation to total general and administrative expenses, the most comparable GAAP financial measure, also included corporate expenses of $108 million and $130 million for the years ended December 31, 2018 and 2017, respectively. Underwriting-related general and administrative expenses and corporate expenses are included in the general and administrative expense ratio.
11Consolidated underwriting income (loss) is a non-GAAP financial measure as defined in SEC Regulation G. The reconciliation to income (loss) before income taxes and interest in income (loss) of equity method investments, the most comparable GAAP measure, is presented above.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED
NON-GAAP FINANCIAL MEASURES RECONCILIATION (UNAUDITED)
OPERATING INCOME AND OPERATING RETURN ON AVERAGE COMMON EQUITY
FOR THE QUARTERS AND YEARS ENDED DECEMBER 31, 2018 AND 2017

	Quarters ended		Years ended
	2018	2017	2018	2017

	(in thousands, except per share amounts)

Net income (loss) available (attributable) to common shareholders	$(198,448)	$(38,081)	$396	$(415,779)
Net investment (gains) losses, net of tax(12)	65,036	(42,908)	138,576	(26,204)
Foreign exchange losses (gains), net of tax(13)	(30,138)	41,109	(33,496)	126,960
Transaction and reorganization expenses, net of tax(14)	15,195	18,130	55,904	23,879
Revaluation of net deferred tax asset(15)	—	41,629	—	41,629
Bargain purchase gain(15)	—	—	—	(15,044)
Operating income (loss)	$(148,355)	$19,879	$161,380	$(264,559)

Earnings (loss) per diluted common share	$(2.37)	$(0.46)	$—	$(4.94)
Net investment (gains) losses, net of tax	0.78	(0.52)	1.65	(0.31)
Foreign exchange losses (gains), net of tax	(0.36)	0.50	(0.40)	1.51
Transaction and reorganization expenses, net of tax	0.18	0.22	0.67	0.28
Revaluation of net deferred tax asset	—	0.50	—	0.49
Bargain purchase gain	—	—	—	(0.18)
Operating income (loss) per diluted common share	$(1.77)	$0.24	$1.92	$(3.15)

Weighted average diluted common shares outstanding	83,582	83,160	84,007	84,108

Average common shareholders' equity	$4,376,172	$4,622,982	$4,410,668	$4,856,280

Annualized return on average common equity	(18.1%)	(3.3)%	—%	(8.6%)

Annualized operating return on average common equity(16)	(13.6%)	1.7%	3.7%	(5.4%)

12Tax cost (benefit) of $(8) million and $nil for the three months ended December 31, 2018 and 2017, respectively, and $(12) million and $2 million for the years ended 2018 and 2017, respectively. Tax impact is estimated by applying the statutory rates of applicable jurisdictions, after consideration of other relevant factors including the ability to utilize capital losses.
13Tax cost (benefit) of $1 million and $(4) million for the three months ended December 31, 2018 and 2017, respectively, and $(4) million and $(8) million for the years ended 2018 and 2017, respectively. Tax impact is estimated by applying the statutory rates of applicable jurisdictions, after consideration of other relevant factors including the tax status of specific foreign exchange transactions.
14Tax cost (benefit) of $(4) million and $(3) million for the three months ended December 31, 2018 and 2017, respectively, and $(11) million and $(3) million for the years ended 2018 and 2017. Tax impact is estimated by applying the statutory rates of applicable jurisdictions.
15Tax impact is nil.
16Annualized operating return on average common equity is a non-GAAP financial measure as defined in SEC Regulation G. The reconciliation to the most comparable GAAP financial measure annualized return on average common equity is provided in the table above, and a discussion of the rationale for the presentation of these items is included later in this release.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED
NON-GAAP FINANCIAL MEASURES RECONCILIATION (UNAUDITED)
EX-PGAAP OPERATING INCOME AND EX-PGAAP OPERATING RETURN ON AVERAGE COMMON EQUITY
FOR THE QUARTERS AND YEARS ENDED DECEMBER 31, 2018 AND 2017

	Quarters ended		Years ended
	2018	2017	2018	2017

	(in thousands, except per share amounts)

Net loss attributable to common shareholders	$(198,448)	$(38,081)	$396	$(415,779)
Net investment (gains) losses, net of tax(12)	65,036	(42,908)	138,576	(26,204)
Foreign exchange losses (gains), net of tax(13)	(30,138)	41,109	(33,496)	126,960
Transaction and reorganization expenses, net of tax(14)	15,195	18,130	55,904	23,879
Revaluation of net deferred tax asset(15)	—	41,629	—	41,629
Bargain purchase gain(15)	—	—	—	(15,044)
Operating income (loss)	$(148,355)	$19,879	$161,380	$(264,559)
Amortization of VOBA and intangible assets, net of tax(17)	22,395	42,644	149,470	42,644
Amortization of acquisition costs, net of tax(18)	(12,986)	(26,443)	(101,628)	(26,443)
Ex-PGAAP operating income (loss) (2)	$(138,946)	$36,080	$209,222	$(248,358)

Loss per diluted common share	$(2.37)	$(0.46)	$—	$(4.94)
Net investment (gains) losses, net of tax	0.78	(0.52)	1.65	(0.31)
Foreign exchange losses (gains), net of tax	(0.36)	0.50	(0.40)	1.51
Transaction and reorganization expenses, net of tax	0.18	0.22	0.67	0.28
Revaluation of net deferred tax asset	—	0.50	—	0.49
Bargain purchase gain	—	—	—	(0.18)
Operating income (loss) per diluted common share	$(1.77)	$0.24	$1.92	$(3.15)
Amortization of VOBA and intangible assets, net of tax(17)	0.27	0.51	1.78	0.51
Amortization of acquisition cost, net of tax(18)	(0.16)	(0.32)	(1.21)	(0.31)
Ex-PGAAP operating income (loss) per diluted common share(2)	$(1.66)	$0.43	$2.49	$(2.95)

Weighted average diluted common shares outstanding	83,582	83,160	84,007	84,108

Average common shareholders' equity	4,376,172	4,622,982	4,410,668	4,856,280

Annualized return on average common equity	(18.1)%	(3.3)%	—%	(8.6)%

Annualized operating return on average common equity(16)	(13.6)%	1.7%	3.7%	(5.4)%

Annualized ex-PGAAP operating return on average common equity(2)	(12.7)%	3.1%	4.7%	(5.1)%

17Tax cost (benefit) of $(5) million and $(10) million for the three months ended December 31, 2018, and 2017, respectively and $(35) million and $(10) million for the years ended December 31, 2018, and 2017, respectively. Tax impact is estimated by applying the statutory rates of applicable jurisdictions.
18Tax cost (benefit) of $3 million and $6 million for the three months ended December 31, 2018, and 2017, respectively and $24 million and $6 million for the years ended December 31, 2018, and 2017, respectively. Tax impact is estimated by applying the statutory rates of applicable jurisdictions.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the U.S. federal securities laws. Forward-looking statements contained in this release include our expectations regarding market conditions and information regarding our estimates of losses related to natural disasters on our results of operations. These statements involve risks, uncertainties and assumptions. Actual events or results may differ materially from our expectations. Important factors that could cause actual events or results to be materially different from our expectations include (1) the cyclical nature of the re(insurance) business leading to periods with excess underwriting capacity and unfavorable premium rates, (2) the occurrence and magnitude of natural and man-made disasters, (3) losses from war, terrorism and political unrest or other unanticipated losses, (4) actual claims exceeding our loss reserves, (5) general economic, capital and credit market conditions, (6) the failure of any of the loss limitation methods we employ, (7) the effects of emerging claims, coverage and regulatory issues, including uncertainty related to coverage definitions, limits, terms and conditions, (8) our inability to purchase reinsurance or collect amounts due to us, (9) the breach by third parties in our program business of their obligations to us, (10) difficulties with technology and/or data security, (11) the failure of our policyholders and intermediaries to pay premiums, (12) the failure of our cedants to adequately evaluate risks, (13) inability to obtain additional capital on favorable terms, or at all, (14) the loss of one or more key executives, (15) a decline in our ratings with rating agencies, (16) the loss of business provided to us by our major brokers and credit risk due to our reliance on brokers, (17) changes in accounting policies or practices, (18) the use of industry catastrophe models and changes to these models, (19) changes in governmental regulations and potential government intervention in our industry, (20) failure to comply with certain laws and regulations relating to sanctions and foreign corrupt practices, (21) increased competition, (22) changes in the political environment of certain countries in which we operate or underwrite business including the United Kingdom's expected withdrawal from the European Union, (23) fluctuations in interest rates, credit spreads, equity securities' prices and/or currency values, (24) the failure to successfully integrate acquired businesses or realize the expected synergies resulting from such acquisitions, (25) the failure to realize the expected benefits or synergies relating to the Company's transformation program (26) changes in tax laws, and (27) the other factors including but not limited to those set forth in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission ("SEC"), as such factors may be updated from time to time in our periodic and other filings with the SEC, which are accessible on the SEC's website at www.sec.gov. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Non-GAAP Financial Measures

We present our results of operations in the way we believe will be most meaningful and useful to investors, analysts, rating agencies and others who use our financial information to evaluate our performance. Some of the measurements we use are considered non-GAAP financial measures under SEC rules and regulations. In this press release, we present underwriting-related general and administrative expenses, consolidated underwriting income (loss), operating income (loss) (in total and on a per share basis), annualized operating return on average common equity ("operating ROACE"), amounts presented on a constant currency basis, pre-tax total return on cash and investments excluding foreign exchange movements, ex-PGAAP operating income (loss) (in total and on a per share basis) and annualized ex-PGAAP operating ROACE which are non-GAAP financial measures as defined in SEC Regulation G. We believe that these non-GAAP financial measures, which may be defined and calculated differently by other companies, better explain and enhance the understanding of our results of operations. However, these measures should not be viewed as a substitute for those determined in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP").

Underwriting-Related General and Administrative Expenses
Underwriting-related general and administrative expenses include those general and administrative expenses that are incremental and/or directly attributable to our individual underwriting operations. While this measure is presented in the Segment Information note to our Consolidated Financial Statements, it is considered a non-GAAP financial measure when presented elsewhere on a consolidated basis.

Corporate expenses include holding company costs necessary to support our worldwide insurance and reinsurance operations and costs associated with operating as a publicly-traded company. As these expenses are not incremental and/or directly attributable to our individual underwriting operations, these expenses are excluded from underwriting-related general and administrative expenses and, therefore, consolidated underwriting income (loss). General and administrative expenses, the most comparable GAAP financial measure to underwriting-related general and administrative expenses, also includes corporate expenses.

The reconciliation of underwriting-related general and administrative expenses to general and administrative expenses, the most comparable GAAP measure, is presented in the Consolidated Segmental Data section of this press release.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Consolidated Underwriting Income (Loss)
Consolidated underwriting income (loss) is a pre-tax measure of underwriting profitability that takes into account net premiums earned and other insurance related income (losses) as revenues and net losses and loss expenses, acquisition costs and underwriting-related general and administrative expenses as expenses. While this measure is presented in the Segment Information note to our Consolidated Financial Statements, it is considered a non-GAAP financial measure when presented elsewhere on a consolidated basis.

We evaluate our underwriting results separately from the performance of our investment portfolio. As such, we believe it is appropriate to exclude net investment income and net investment gains (losses) from our underwriting profitability measure.

Foreign exchange losses (gains) in our Consolidated Statement of Operations primarily relate to the impact of foreign exchange rate movements on our net insurance-related liabilities. However, we manage our investment portfolio in such a way that unrealized and realized foreign exchange losses (gains) on our investment portfolio generally offset a large portion of the foreign exchange losses (gains) arising from our underwriting portfolio. As a result, we believe that foreign exchange losses (gains) are not a meaningful contributor to our underwriting performance, therefore, foreign exchange losses (gains) are excluded from consolidated underwriting income (loss).

Interest expense and financing costs primarily relate to interest payable on our senior notes and notes payable. As these expenses are not incremental and/or directly attributable to our individual underwriting operations, these expenses are excluded from underwriting-related general and administrative expenses, and therefore consolidated underwriting income (loss).

Bargain purchase gain, recognized upon the acquisition of Compagnie Belge d'Assurances Aviation NV/SA ("Aviabel"), reflects the excess of the fair value of the net identifiable assets acquired over the fair value of consideration transferred and is not indicative of future revenues of the company, therefore, this revenue is excluded from consolidated underwriting income (loss).

Transaction and reorganization expenses are primarily driven by business decisions, the nature and timing of which are not related to the underwriting process, therefore, these expenses are excluded from consolidated underwriting income (loss).

Amortization of intangible assets including VOBA arose from business decisions, the nature and timing of which are not related to the underwriting process, therefore, these expenses are excluded from consolidated underwriting income (loss).

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

The revaluation of net deferred tax asset ("DTA") resulted in a tax expense recognized in the fourth quarter of 2017 related to the revaluation of our net DTA, following the reduction in the U.S. corporate income tax rate from 35% to 21% enacted as part of the Tax Cuts and Jobs Act of 2017 ("U.S. Tax Reform"). The nature and timing of the tax expense associated with the U.S. Tax Reform is not related to the underwriting process, therefore, this expense is excluded from consolidated underwriting income (loss).

We believe that presentation of underwriting-related general and administrative expenses and consolidated underwriting income (loss) provides investors with an enhanced understanding of our results of operations, by highlighting the underlying pre-tax profitability of our underwriting activities. The reconciliation of consolidated underwriting income (loss) to income (loss) before income taxes and interest in income (loss) of equity method investments, the most comparable GAAP financial measure, is presented in the Consolidated Segmental Data section of this press release.

Operating Income (Loss)
Operating income (loss) represents after-tax operational results exclusive of after-tax net investment gains (losses), foreign exchange losses (gains), transaction and reorganization expenses, revaluation of net deferred tax asset and bargain purchase gain.

Although the investment of premiums to generate income and investment gains (losses) is an integral part of our operations, the determination to realize investment gains (losses) is independent of the underwriting process and is heavily influenced by the availability of market opportunities. Furthermore, many users believe that the timing of the realization of investment gains (losses) is somewhat opportunistic for many companies.

Foreign exchange losses (gains) in our Consolidated Statements of Operations primarily relate to the impact of foreign exchange rate movements on net insurance-related liabilities. However, this movement is only one element of the overall impact of foreign exchange rate fluctuations on our financial position. In addition, we recognize unrealized foreign exchange losses (gains) on our available-for-sale investments in other comprehensive income (loss) and foreign exchange losses (gains) realized upon the sale of these investments in net investment gains (losses). These unrealized and realized foreign exchange losses (gains) generally offset a large portion of the foreign exchange losses (gains) reported separately in net income (loss) available (attributable) to common shareholders, thereby minimizing the impact of foreign exchange rate movements on total shareholders’ equity. As a result, the foreign exchange losses (gains) in our Consolidated Statement of Operations in isolation are not a fair representation of the performance of our business.

Transaction and reorganization expenses are primarily driven by business decisions, the nature and timing of which are not related to the underwriting process, therefore, these expenses are excluded from operating income (loss).

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

The revaluation of net deferred tax asset ("DTA") resulted in a tax expense recognized in the fourth quarter of 2017 related to the revaluation of our net DTA, following the reduction in the U.S. corporate income tax rate from 35% to 21% enacted as part of the Tax Cuts and Jobs Act of 2017 ("U.S. Tax Reform"). The nature and timing of the tax expense associated with the U.S. Tax Reform is not related to the underwriting process therefore, this expense is excluded it from operating income (loss).

Bargain purchase gain, recognized upon the acquisition of Aviabel, reflects the excess of the fair value of the net identifiable assets acquired over the fair value of consideration transferred and is not indicative of future revenues of the company, therefore, this revenue is excluded from operating income (loss).

Certain users of our financial statements evaluate performance excluding after-tax net investment gains (losses), foreign exchange losses (gains), transaction and reorganization expenses, revaluation of net deferred tax asset and bargain purchase gain to understand the profitability of recurring sources of income.

We believe that showing net income (loss) available (attributable) to common shareholders exclusive of after-tax net investment gains (losses), foreign exchange losses (gains), transaction and reorganization expenses, revaluation of net deferred tax asset and bargain purchase gain reflects the underlying fundamentals of our business. In addition, we believe that this presentation enables investors and other users of our financial information to analyze performance in a manner similar to how our management analyzes the underlying business performance. We also believe this measure follows industry practice and, therefore, facilitates comparison of our performance with our peer group. We believe that equity analysts and certain rating agencies that follow us, and the insurance industry as a whole, generally exclude these items from their analyses for the same reasons. The reconciliation of operating income (loss) to net income (loss) available (attributable) to common shareholders, the most comparable GAAP financial measure, is presented in the Non-GAAP Financial Measures Reconciliation section of this press release.

We also present operating income (loss) per diluted common share and annualized operating ROACE, which are derived from the operating income (loss) measure and are reconciled to the most comparable GAAP financial measures, earnings per diluted common share and annualized return on average common equity ("ROACE"), respectively, in the Non-GAAP Financial Measures Reconciliation of this press release.

Constant Currency Basis
We present gross premiums written and net premiums written on a constant currency basis in this press release. The amounts presented on a constant currency basis are calculated by applying the average foreign exchange rate from the current year to the prior year amounts. We believe this presentation enables investors and other users of our financial information to analyze growth in gross premiums written and net premiums written on a constant basis.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

The reconciliation to gross premiums written and net premiums written on a GAAP basis is presented in the Insurance Segment and Reinsurance Segment sections of this press release.

Pre-Tax Total Return on Cash and Investments excluding Foreign Exchange Movement
Pre-tax total return on cash and investments excluding foreign exchange movements measures net investment income (loss), net investments gains (losses), interest in income (loss) of equity method investments, and change in unrealized investment gains (losses) generated by average cash and investment balances. The reconciliation of pre-tax total return on cash and investments excluding foreign exchange movements to pre-tax total return on cash and investments, the most comparable GAAP financial measure is presented in the Investments section in this release.

We believe this presentation enables investors and other users of our financial information to analyze the performance of our investments.

Ex-PGAAP Operating Income (Loss)
Ex-PGAAP operating income (loss) represents operating income (loss) exclusive of amortization of VOBA and intangible assets, net of tax and amortization of acquisition costs, net of tax associated with Novae's balance sheet at October 2, 2017 (the "closing date" or "acquisition date"). We present ex-PGAAP operating income (loss) per diluted common share and annualized ex-PGAAP operating ROACE, which are derived from the ex-PGAAP operating income (loss) measure. The reconciliation of ex-PGAAP operating income (loss) to net income (loss) available (attributable) to common shareholders, the most comparable GAAP financial measure, is also presented in the Non-GAAP Financial Measures Reconciliation of this press release.

The reconciliation of ex-PGAAP operating income (loss) per diluted common share and annualized ex-PGAAP operating ROACE to the most comparable GAAP financial measures, earnings per diluted common share and annualized ROACE, respectively, are also presented in the Non-GAAP Financial Measures Reconciliation of this press release.

We believe the presentation of ex-PGAAP operating income (loss), ex-PGAAP operating income (loss) per diluted common share and annualized ex-PGAAP operating ROACE enables investors and other users of our financial information to better analyze the performance of our business.

Acquisition of Novae
On October 2, 2017, AXIS Capital acquired Novae. The Company identified VOBA which represents the present value of the expected underwriting profit within policies that were in-force at the closing date of the transaction. In addition, the allocation of the acquisition price to the assets acquired and liabilities assumed of Novae based on

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

estimated fair values at the acquisition date, resulted in the write-off of the deferred acquisition cost asset on Novae's balance sheet at the acquisition date as the value of policies in-force on that date are considered within VOBA. Consequently, underwriting income (loss) in the three months and year ended December 31, 2018 included the recognition of premium attributable to Novae's balance sheet at the acquisition date without the recognition of the associated acquisition costs.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com